Exhibit 10.36

AMENDMENT
TO THE
LETTER AGREEMENT
BETWEEN
HONEYWELL INTERNATIONAL INC. AND ROGER M. FRADIN
DATED JULY 17, 2007

                    Pursuant to the authority granted to proper officers of Honeywell International Inc. (the “Company”) by the Management Development and Compensation Committee of the Board of Directors on December 11, 2009, the Letter Agreement between Honeywell International Inc. and Roger M. Fradin shall be amended effective March 15, 2010 by replacing the second sentence of the third paragraph under the heading “Additional Retirement Benefit” in its entirety with the following three sentences:

“For purposes of this Agreement, ‘Final Average Compensation’ shall mean the average of your base salary and annual bonus (earned not paid) with respect to the three calendar years coincident with or immediately preceding the end of your employment with Honeywell. Notwithstanding the preceding sentence, your annual bonus for 2009 shall be the greater of (a) the incentive compensation received under the terms of the Honeywell International Inc. Incentive Compensation Plan for Executive Employees (‘ICP’) in 2009 (earned in 2008), or (b) the incentive compensation received under the terms of the ICP in 2010 (earned for 2009); provided however that if incentive compensation is included under clause (a), the value of the incentive compensation received in 2009 (earned in 2008) shall be reduced by the actual incentive compensation received and credited to the pension plans in 2010 (earned for 2009) to avoid double counting.”

HONEYWELL INTERNATIONAL INC.

/s/ Mark James
Mark James
Senior Vice President – Human Resources and Communications

ROGER FRADIN

/s/ Roger Fradin

Dated: January 30, 2010